AMERICA FIRST APARTMENT INVESTORS, INC ANNOUNCES THE COMPLETED SALE OF THE BELVEDERE
APARTMENTS IN NAPLES, FLORIDA FOR $23.2 MILLION

Omaha, Neb., June 5, 2006 — America First Apartment Investors, Inc. (NASDAQ: APRO) (the “Company”), a multifamily real estate investment trust, today announced the closing of the previously announced sale of the Belvedere Apartments, a 162 unit complex located in Naples, Florida, for $23.2 million. The sale will result in a second quarter gain of approximately $15 million for the Company.

“As was the case last year with our St. Andrews property in Orlando, Florida, we recognized a compelling opportunity to realize a substantial gain on the sale of this property to a condominium conversion buyer,” stated Jack Cassidy, President and CEO of APRO.

“We are very pleased with the completion of this sale, particularly in view of the growing inventory of condominiums for sale in Florida today,” Mr. Cassidy added, “To the extent possible, we plan to defer the taxable gain relating to this sale through the acquisition of other apartment communities, in accordance with our disciplined approach toward property acquisitions, pursuing only acquisitions with growth potential and consistent with our strategic plan.”

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located throughout the United States. Its portfolio currently includes 28 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

CONTACT:	Maurice Cox 402-444-1630 Jack Cassidy 212-935-8760